Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

October 25, 2021

McKINNEY, Texas, October 25, 2021 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $52.3 million, or $1.21 per diluted share, for the quarter ended September 30, 2021, compared to $60.1 million, or $1.39 per diluted share, for the quarter ended September 30, 2020 and $58.2 million, or $1.35 per diluted share, for the quarter ended June 30, 2021.
Highlights
•Organic loan growth of 4.6% annualized for the quarter, (excluding warehouse and PPP)
•Strong deposit growth of 12.1% annualized for the quarter
•Net chargeoffs for the quarter less than 0.01%, annualized
•Repurchased 217,772 shares of common stock for $15.2 million aggregate
•Solid capital levels with an estimated total capital ratio of 13.64%, leverage ratio of 8.94%, and (non-GAAP) tangible common equity (TCE) ratio of 8.37%

“These healthy third quarter results are reflective of continued loan and deposit growth across the strong and growing economies we serve. At the same time, our credit quality metrics remain resilient and continue to be supported by the disciplined approach to banking that remains a key part of our company’s identity,” said Independent Bank Group Chairman & CEO David R. Brooks. “Over the past year, we have made significant investments in our teams and infrastructure in order to position our company for continued growth while maintaining solid earnings, growing tangible book value per share, and sustaining strong capital levels. As we look ahead, our loan pipelines continue to be supplied by robust demand from across our footprint, and we remain steadfast in leveraging our position of strength to continue growing alongside our great customers and communities in Texas and Colorado.”

Third Quarter 2021 Operating Results
Net Interest Income

•Net interest income was $128.6 million for third quarter 2021 compared to $132.0 million for third quarter 2020 and $129.3 million for second quarter 2021. The decrease in net interest income from the prior year was driven by decreased earnings on assets due to lower yields and accretion, offset by overall decreased funding costs for the year over year period. The slight decrease from the linked quarter was due primarily to a shift in interest-earning assets from loans to securities and interest-bearing balances as well as lower overall yields and lower accretion, offset by a decrease in interest expense due to lower rates paid on deposit accounts and the payoff of $40 million in subordinated debentures in third quarter 2021. The third quarter 2021 includes $4.0 million in acquired loan accretion compared to $5.2 million in second quarter 2021 and $7.2 million in third quarter 2020. In addition, we recognized net PPP fees of $4.0 million in third quarter 2021 compared to $5.1 million in second quarter 2021 and $4.6 million in third quarter 2020 with total fees left to be recognized of $6.5 million as of September 30, 2021.
•The average balance of total interest-earning assets grew by $2.0 billion and totaled $17.0 billion for the quarter ended September 30, 2021 compared to $14.9 billion for the quarter ended September 30, 2020 and increased $471.9 million from $16.5 billion for the quarter ended June 30, 2021. The increase for both periods is primarily due to the continued growth of average interest bearing cash balances over the past year, increasing $1.7 billion from prior year and $356.4 million from the linked quarter and also due to continued increases in average taxable securities. Offsetting these changes is a net decrease in average loan balances, due primarily to the forgiveness of Paycheck Protection Program (PPP) loans. Average PPP loans, net of fees decreased to $368.3 million in third quarter 2021, from $701.8 million in second quarter 2021 and $808.9 million in third quarter 2020.
•The yield on interest-earning assets was 3.37% for third quarter 2021 compared to 4.04% for third quarter 2020 and 3.54% for second quarter 2021. The overall asset yield is down for both periods due to the continued increase in lower-yielding interest bearing cash balances mentioned above as well as lower loans and securities yields for the year over year period. The average loan yield, net of all accretion decreased six basis points from the linked quarter compared to a 14 basis point decrease from the prior year.
•The cost of interest-bearing liabilities, including borrowings, was 0.54% for third quarter 2021 compared to 0.77% for third quarter 2020 and 0.60% for second quarter 2021. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products as well as rate decreases on other borrowings and trust preferred securities.
•The net interest margin was 3.01% for third quarter 2021 compared to 3.52% for third quarter 2020 and 3.14% for second quarter 2021. The net interest margin excluding all loan accretion was 2.91% for third quarter 2021 compared to 3.32% in third quarter 2020 and 3.02% for second quarter 2021. The decrease in net interest margin from the prior year was primarily due to the lower asset yields, increased liquidity and a decrease of $3.2 million in loan accretion income, offset by the lower cost of funds on interest bearing liabilities. The 11 basis point decrease in the net interest margin excluding all loan accretion from the linked quarter is primarily a result of excess liquidity which negatively impacted the margin by seven (7) basis points but also due to lower loan and securities yields, offset by slightly lower cost of funds of interest bearing liabilities for the quarter.
Noninterest Income

•Total noninterest income decreased $8.3 million compared to third quarter 2020 and increased $970 thousand compared to second quarter 2021.
•The decrease from the prior year primarily reflects a decrease of $8.7 million in mortgage banking revenue while the linked quarter change reflects an increase of $745 thousand in mortgage banking revenue.
•Mortgage banking revenue was lower in third quarter 2021 compared to prior year due to decreased volumes and margins resulting from rate increases in 2021. It was also impacted by continued volatility in the market during the quarter, which resulted in fair value losses on our derivative hedging instruments of $1.0 million compared to third quarter 2020 gain of $982 thousand and $700 thousand loss for second quarter 2021.
Noninterest Expense

•Total noninterest expense increased $7.2 million compared to third quarter 2020 and increased $2.6 million compared to second quarter 2021.
•The net increase in noninterest expense compared to third quarter 2020 is due primarily to increases of $4.3 million in salaries and benefits expenses, $1.7 million in professional fees and $1.5 million in other noninterest expense.
•The increase from the linked quarter is primarily due to an increase of $2.7 million in salaries and benefits expenses.
•The increase in salaries and benefits from the prior year is due primarily to $4.3 million in higher salaries, bonus and insurance expense related to additional headcount in addition to $1.0 million higher contract labor costs related to PPP and various ongoing departmental and bank-wide infrastructure projects, offset by $1.5 million lower mortgage commissions and incentives due to lower mortgage production for the year over year period. In addition, deferred salaries expense was $450 thousand lower this quarter due to the PPP loans and other COVID-related modifications that occurred during third quarter 2020 and reduced overall salary expense for that period.
•The increase in professional fees from the prior year is primarily due to increased consulting expenses related to the various infrastructure projects discussed above. In addition, the Company recognized approximately $1.1 million in consulting expenses related to PPP forgiveness expenses during the quarter, which is not expected to recur. The increase in other noninterest expense from the prior year is due to increases of $543 thousand in charitable contributions and $430 thousand in business meals, entertainment and travel expenses primarily due to returning to work in second quarter 2021.

•The linked quarter change for salaries and benefits is also reflective of higher salaries and bonus expenses of $1.4 million, primarily related to executive and senior positions added or replaced during the quarter, including signing bonuses for these positions. In addition, approximately $240 thousand in non-recurring PPP bonuses were paid during the quarter and contract labor costs were $550 thousand higher than the linked quarter due to various infrastructure projects discussed above. Also, deferred salary costs were $890 thousand lower in the current quarter as loan origination activity, including the remaining PPP Round 2 loans, were higher in the linked quarter.
Provision for Credit Losses

•The Company recorded no provision for credit losses for third quarter 2021, compared to $7.6 million provision expense for third quarter 2020 and negative provision for credit losses of $6.5 million for second quarter 2021. The components of provision for credit losses in the current quarter is comprised of a $4.4 million credit provision on loans offset by a $4.4 million provision expense on off-balance sheet exposures. The zero provision in third quarter 2021 and credit provision in second quarter 2021 was primarily related to changes in the portfolio mix and improvements to the economic forecast during 2021 offset by charge-offs and specific reserves taken during the respective periods. Provision expense was elevated in the third quarter 2020 primarily due to general provision expense for economic factors related to COVID-19.
•The allowance for credit losses on loans was $150.3 million, or 1.31% of total loans held for investment, net of mortgage warehouse purchase loans, at September 30, 2021, compared to $87.5 million, or 0.75% at September 30, 2020 and compared to $154.8 million, or 1.34% at June 30, 2021. The dollar and percentage increase from the prior year is primarily due to the Current Expected Credit Losses (CECL) transition adjustment while the change from the linked quarter is due primarily to improvements in the economic forecast as mentioned above.
•The allowance for credit losses on off-balance sheet exposures was $6.1 million at September 30,2021 compared to $1.7 million at June 30, 2021. The increase from the linked quarter was primarily due to higher remaining expected utilization on increased unfunded commitments related to growth in the Company's construction loan and energy portfolios.

Income Taxes

•Federal income tax expense of $12.6 million was recorded for the third quarter 2021, an effective rate of 19.4% compared to tax expense of $16.1 million and an effective rate of 21.1% for the prior year quarter and tax expense of $15.5 million and an effective rate of 21.0% for the linked quarter. The lower effective tax rate for the third quarter 2021 was primarily a result of 2020 provision to return adjustment and current period adjustment related to state income taxes.

Third Quarter 2021 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $11.5 billion at September 30, 2021 compared to $11.6 billion at June 30, 2021 and $11.7 billion at September 30, 2020. PPP loans totaled $243.9 million, $490.5 million and $826.0 million as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively. Loans excluding PPP loans increased $129.7 million, or 4.6% on an annualized basis, during third quarter 2021.
•Average mortgage warehouse purchase loans decreased slightly to $838.5 million for the quarter ended September 30, 2021 from $850.5 million at June 30, 2021, and decreased from $894.9 million for the quarter ended September 30, 2020, a decrease of $56.4 million, or 6.3% year over year. The change from the prior year is reflective of lower volumes related to mortgage rate increases and shorter hold times for the year over year period.

Asset Quality

•Total nonperforming assets increased to $82.8 million, or 0.44% of total assets at September 30, 2021, compared to $53.1 million or 0.29% of total assets at June 30, 2021, and increased from $43.2 million, or 0.25% of total assets at September 30, 2020.
•Total nonperforming loans increased to $82.7 million, or 0.72% of total loans held for investment at September 30, 2021, compared to $52.5 million, or 0.45% at June 30, 2021 and $41.4 million, or 0.36 % at September 30, 2020.
•The increase in nonperforming loans and nonperforming assets from the linked quarter is primarily due to two commercial relationships totaling $17.8 million and one commercial real estate loan totaling $11.7 million being added to nonaccrual during the quarter.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to the nonaccruals mentioned above and other nonaccrual net additions of $20.5 million as well as net additions of $7.1 million in PCD loans added related to our January 1, 2021 CECL adoption, offset by net reductions of $15.7 million in loans past due 90 days and still accruing and net dispositions of other real estate owned of $1.6 million for the year over year period.
•Charge-offs were 0.00% annualized in the third quarter 2021 compared to 0.13% annualized in the linked quarter and 0.01% annualized in the prior year quarter. Charge-offs were higher in second quarter 2021 due to two commercial loan charge-offs totaling $2.4 million.
Deposits, Borrowings and Liquidity

•Total deposits were $15.5 billion at September 30, 2021 compared to $15.1 billion at June 30, 2021 and compared to $13.8 billion at September 30, 2020. The increase in deposits from the linked quarter is due to organic growth of $460.4 million , or 12.1% annualized for the quarter while deposits for the year over year period increased $1.7 billion, or 12.5%. Noninterest bearing deposits increased $279.1 million from June 30, 2021 and $726.4 million from September 30, 2020.
•Total borrowings (other than junior subordinated debentures) were $631.7 million at September 30, 2021, a decrease of $49.3 million from June 30, 2021 and a decrease of $48.8 million from September 30, 2020. The linked quarter and annual changes reflect a $25.0 million reduction of short-term FHLB advances and a $40.0 million redemption of subordinated debentures offset by a $15.5 million draw on the Company's line of credit.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At September 30, 2021, its estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 11.06%, 8.94%, 11.46% and 13.64%, respectively, compared to 11.14%, 9.03%, 11.55%, and 14.23%, respectively, at June 30, 2021 and 10.24%, 9.15%, 10.66%, and 13.29%, respectively at September 30, 2020.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2021 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2021 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 26, 2021 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcast-eqs.com/indepbankgroup10262021_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13723675 or by identifying "Independent Bank Group Third Quarter 2021 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on the Company’s growth, operations, earnings and asset quality; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; 8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Bank and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount and value of the assets of Independent Bank and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) general business and economic conditions in the Company’s markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; 35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Bank's digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021, under the caption “Risk Factors”; and 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company’s operations, pricing and services. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this prospectus or made by the Company in any report, filing, document or information incorporated by reference in this prospectus, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this prospectus or incorporated by reference herein.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Corporate Development & Strategy (972) 562-9004 Paul.Langdale@ifinancial.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 Michelle.Hickox@ifinancial.com

Media:

Schwinn Feng Executive Vice President, Chief Marketing Officer (469) 301-2706 Schwinn.Feng@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Selected Income Statement Data
Interest income	$144,032	$145,805	$147,771	$152,062	$151,798
Interest expense	15,387	16,508	18,042	19,236	19,791
Net interest income	128,645	129,297	129,729	132,826	132,007
Provision for credit losses	—	(6,500)	(2,500)	3,871	7,620
Net interest income after provision for credit losses	128,645	135,797	132,229	128,955	124,387
Noninterest income	16,896	15,926	18,609	19,912	25,165
Noninterest expense	80,572	78,013	75,113	75,227	73,409
Income tax expense	12,629	15,467	15,745	15,366	16,068
Net income	52,340	58,243	59,980	58,274	60,075
Adjusted net income (1)	52,570	58,243	60,084	58,007	59,580

Per Share Data (Common Stock)
Earnings:
Basic	$1.22	$1.35	$1.39	$1.35	$1.39
Diluted	1.21	1.35	1.39	1.35	1.39
Adjusted earnings:
Basic (1)	1.22	1.35	1.39	1.34	1.38
Diluted (1)	1.22	1.35	1.39	1.34	1.38
Dividends	0.34	0.32	0.30	0.30	0.25
Book value	59.77	58.89	57.72	58.31	57.26
Tangible book value (1)	34.79	33.98	32.74	33.23	32.17
Common shares outstanding	42,941,715	43,180,607	43,193,257	43,137,104	43,244,797
Weighted average basic shares outstanding (2)	43,044,683	43,188,050	43,178,522	43,177,824	43,234,913
Weighted average diluted shares outstanding (2)	43,104,075	43,247,195	43,222,943	43,177,824	43,234,913

Selected Period End Balance Sheet Data
Total assets	$18,918,225	$18,447,721	$18,115,336	$17,753,476	$17,117,007
Cash and cash equivalents	3,059,826	2,794,700	2,416,870	1,813,987	1,453,733
Securities available for sale	1,781,574	1,574,435	1,307,957	1,153,693	1,076,619
Loans, held for sale	31,471	43,684	57,799	82,647	87,406
Loans, held for investment (3)(4)	11,463,714	11,576,332	11,665,058	11,622,298	11,651,855
Mortgage warehouse purchase loans	977,800	894,324	1,105,699	1,453,797	1,219,013
Allowance for credit losses on loans (3)	150,281	154,791	165,827	87,820	87,491
Goodwill and other intangible assets	1,072,656	1,075,801	1,078,946	1,082,091	1,085,236
Other real estate owned	—	475	475	475	1,642
Noninterest-bearing deposits	4,913,580	4,634,530	4,466,310	4,164,800	4,187,150
Interest-bearing deposits	10,610,602	10,429,261	10,337,482	10,234,127	9,610,410
Borrowings (other than junior subordinated debentures)	631,697	681,023	683,350	687,175	680,529
Junior subordinated debentures	54,171	54,122	54,072	54,023	53,973
Total stockholders' equity	2,566,693	2,542,885	2,493,117	2,515,371	2,476,373

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Selected Performance Metrics
Return on average assets	1.11%	1.28%	1.37%	1.34%	1.43%
Return on average equity	8.10	9.27	9.78	9.29	9.73
Return on tangible equity (5)	13.93	16.19	17.29	16.40	17.43
Adjusted return on average assets (1)	1.11	1.28	1.37	1.34	1.42
Adjusted return on average equity (1)	8.13	9.27	9.80	9.24	9.65
Adjusted return on tangible equity (1) (5)	14.00	16.19	17.32	16.33	17.29
Net interest margin	3.01	3.14	3.29	3.42	3.52
Adjusted net interest margin (6)	3.01	3.14	3.29	3.40	3.48
Efficiency ratio (7)	53.20	51.55	48.52	47.19	44.69
Adjusted efficiency ratio (1)	52.99	51.48	48.39	47.16	44.57

Credit Quality Ratios (3) (4) (8)
Nonperforming assets to total assets	0.44%	0.29%	0.34%	0.29%	0.25%
Nonperforming loans to total loans held for investment	0.72	0.45	0.52	0.44	0.36
Nonperforming assets to total loans held for investment and other real estate	0.72	0.46	0.52	0.45	0.37
Allowance for credit losses to nonperforming loans	181.69	294.88	274.71	170.80	211.12
Allowance for credit losses to total loans held for investment	1.31	1.34	1.42	0.76	0.75
Net charge-offs to average loans outstanding (annualized)	—	0.13	0.01	0.11	0.01

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	11.06%	11.14%	10.94%	10.33%	10.24%
Estimated tier 1 capital to average assets	8.94	9.03	9.01	9.12	9.15
Estimated tier 1 capital to risk-weighted assets	11.46	11.55	11.36	10.74	10.66
Estimated total capital to risk-weighted assets	13.64	14.23	14.13	13.32	13.29
Total stockholders' equity to total assets	13.57	13.78	13.76	14.17	14.47
Tangible common equity to tangible assets (1)	8.37	8.45	8.30	8.60	8.68
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) On January 1, 2021, the Company adopted the Current Expected Credit Loss (CECL) accounting standard replacing the incurred loss model with an expected credit loss methodology. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable. As such, at September 30, 2021, June 30, 2021 and March 31, 2021, loans held for investment are disclosed net of deferred fees of $11,336, $14,105 and $15,450, respectively, and nonperforming PCD loans are included in total nonperforming loans.
(4) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $243,919, $490,485, $912,176, $804,397 and $825,966, respectively.
(5) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(6) Non-GAAP financial measure. Prior to the adoption of CECL, excludes unexpected income recognized on credit impaired acquired loans for the quarters ended December 31, 2020 and September 30, 2020 in the amounts of $579 and $1,294, respectively.
(7) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(8) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $82,829, $53,081, $60,954, $52,005 and $43,197, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and prior to the adoption of CECL, excluded loans acquired with deteriorated credit quality (now referred to as PCD loans), totaled $82,714, $52,492, $60,365, $51,416 and $41,441, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2021 and 2020
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$134,540	$144,138	$412,312	$434,648
Interest on taxable securities	6,059	4,507	16,068	14,499
Interest on nontaxable securities	2,077	2,126	6,207	6,359
Interest on interest-bearing deposits and other	1,356	1,027	3,021	3,938
Total interest income	144,032	151,798	437,608	459,444
Interest expense:
Interest on deposits	10,847	15,679	35,341	62,077
Interest on FHLB advances	463	714	1,533	3,629
Interest on other borrowings	3,640	2,928	11,743	8,408
Interest on junior subordinated debentures	437	470	1,320	1,710
Total interest expense	15,387	19,791	49,937	75,824
Net interest income	128,645	132,007	387,671	383,620
Provision for credit losses	—	7,620	(9,000)	39,122
Net interest income after provision for credit losses	128,645	124,387	396,671	344,498
Noninterest income:
Service charges on deposit accounts	2,619	2,173	7,130	6,881
Investment management fees	2,210	1,924	6,339	5,556
Mortgage banking revenue	5,982	14,722	18,714	27,726
Gain on sale of loans	—	—	26	647
Gain on sale of other real estate	63	—	63	37
Gain on sale of securities available for sale	—	—	—	382
(Loss) gain on sale and disposal of premises and equipment	(41)	34	(61)	311
Increase in cash surrender value of BOLI	1,282	1,335	3,841	4,007
Other	4,781	4,977	15,379	19,604
Total noninterest income	16,896	25,165	51,431	65,151
Noninterest expense:
Salaries and employee benefits	46,572	42,253	134,068	115,341
Occupancy	10,258	9,717	30,716	29,132
Communications and technology	5,479	5,716	16,596	17,193
FDIC assessment	1,327	1,597	4,499	5,338
Advertising and public relations	266	492	880	1,965
Other real estate owned expenses, net	(8)	43	4	459
Impairment of other real estate	—	46	—	784
Amortization of other intangible assets	3,145	3,175	9,435	9,526
Professional fees	4,546	2,871	11,972	9,266
Acquisition expense, including legal	—	47	—	16,225
Other	8,987	7,452	25,528	25,678
Total noninterest expense	80,572	73,409	233,698	230,907
Income before taxes	64,969	76,143	214,404	178,742
Income tax expense	12,629	16,068	43,841	35,807
Net income	$52,340	$60,075	$170,563	$142,935

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2021 and December 31, 2020
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2021	2020
Cash and due from banks	$248,603	$250,485
Interest-bearing deposits in other banks	2,811,223	1,563,502
Cash and cash equivalents	3,059,826	1,813,987
Certificates of deposit held in other banks	3,245	4,482
Securities available for sale, at fair value	1,781,574	1,153,693
Loans held for sale (includes $27,331 and $71,769 carried at fair value, respectively)	31,471	82,647
Loans, net of allowance for credit losses of $150,281 and $87,820, respectively	12,291,233	12,978,238
Premises and equipment, net	262,766	249,467
Other real estate owned	—	475
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	21,541	20,305
Bank-owned life insurance (BOLI)	234,269	220,428
Deferred tax asset	22,659	3,933
Goodwill	994,021	994,021
Other intangible assets, net	78,635	88,070
Other assets	136,985	143,730
Total assets	$18,918,225	$17,753,476

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$4,913,580	$4,164,800
Interest-bearing	10,610,602	10,234,127
Total deposits	15,524,182	14,398,927
FHLB advances	350,000	375,000
Other borrowings	281,697	312,175
Junior subordinated debentures	54,171	54,023
Other liabilities	141,482	97,980
Total liabilities	16,351,532	15,238,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (42,941,715 and 43,137,104 shares outstanding, respectively)	429	431
Additional paid-in capital	1,942,783	1,934,807
Retained earnings	600,987	543,800
Accumulated other comprehensive income	22,494	36,333
Total stockholders’ equity	2,566,693	2,515,371
Total liabilities and stockholders’ equity	$18,918,225	$17,753,476

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2021 and 2020
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2021			2020
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,358,349	$134,540	4.32%	$12,586,647	$144,138	4.56%
Taxable securities	1,300,953	6,059	1.85	705,918	4,507	2.54
Nontaxable securities	354,661	2,077	2.32	351,759	2,126	2.40
Interest bearing deposits and other	2,959,653	1,356	0.18	1,287,320	1,027	0.32
Total interest-earning assets	16,973,616	144,032	3.37	14,931,644	151,798	4.04
Noninterest-earning assets	1,792,728			1,782,251
Total assets	$18,766,344			$16,713,895
Interest-bearing liabilities:
Checking accounts	$6,179,715	$5,764	0.37%	$4,619,454	$5,512	0.47%
Savings accounts	722,493	278	0.15	631,862	270	0.17
Money market accounts	2,508,767	3,392	0.54	2,471,550	4,361	0.70
Certificates of deposit	1,226,854	1,413	0.46	1,590,734	5,536	1.38
Total deposits	10,637,829	10,847	0.40	9,313,600	15,679	0.67
FHLB advances	351,359	463	0.52	594,022	714	0.48
Other borrowings	285,473	3,640	5.06	209,532	2,928	5.56
Junior subordinated debentures	54,154	437	3.20	53,955	470	3.47
Total interest-bearing liabilities	11,328,815	15,387	0.54	10,171,109	19,791	0.77
Noninterest-bearing checking accounts	4,772,525			3,991,014
Noninterest-bearing liabilities	101,018			94,349
Stockholders’ equity	2,563,986			2,457,423
Total liabilities and equity	$18,766,344			$16,713,895
Net interest income		$128,645			$132,007
Interest rate spread			2.83%			3.27%
Net interest margin (2)			3.01			3.52
Net interest income and margin (tax equivalent basis) (3)		$129,623	3.03		$132,978	3.54
Average interest-earning assets to interest-bearing liabilities			149.83			146.80
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2021 and 2020
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2021			2020
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$12,571,334	$412,312	4.39%	$12,142,159	$434,648	4.78%
Taxable securities	1,106,501	16,068	1.94	740,252	14,499	2.62
Nontaxable securities	352,159	6,207	2.36	343,233	6,359	2.47
Interest bearing deposits and other	2,465,740	3,021	0.16	1,041,217	3,938	0.51
Total interest-earning assets	16,495,734	437,608	3.55	14,266,861	459,444	4.30
Noninterest-earning assets	1,787,176			1,790,569
Total assets	$18,282,910			$16,057,430
Interest-bearing liabilities:
Checking accounts	$5,830,177	$17,765	0.41%	$4,434,686	$22,529	0.68%
Savings accounts	698,591	811	0.16	593,646	795	0.18
Money market accounts	2,573,510	10,955	0.57	2,276,036	16,714	0.98
Certificates of deposit	1,310,788	5,810	0.59	1,704,720	22,039	1.73
Total deposits	10,413,066	35,341	0.45	9,009,088	62,077	0.92
FHLB advances	367,033	1,533	0.56	693,248	3,629	0.70
Other borrowings	300,665	11,743	5.22	196,305	8,408	5.72
Junior subordinated debentures	54,105	1,320	3.26	53,906	1,710	4.24
Total interest-bearing liabilities	11,134,869	49,937	0.60	9,952,547	75,824	1.02
Noninterest-bearing checking accounts	4,530,594			3,597,192
Noninterest-bearing liabilities	93,499			92,646
Stockholders’ equity	2,523,948			2,415,045
Total liabilities and equity	$18,282,910			$16,057,430
Net interest income		$387,671			$383,620
Interest rate spread			2.95%			3.28%
Net interest margin (2)			3.14			3.59
Net interest income and margin (tax equivalent basis) (3)		$390,579	3.17		$386,476	3.62
Average interest-earning assets to interest-bearing liabilities			148.14			143.35
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2021 and December 31, 2020
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	September 30, 2021		December 31, 2020
	Amount	% of Total	Amount	% of Total
Commercial (1)(2)	$2,999,980	24.1%	$3,902,496	29.7%
Real estate:
Commercial real estate	6,414,199	51.4	6,096,676	46.3
Commercial construction, land and land development	1,216,195	9.8	1,245,801	9.5
Residential real estate (3)	1,328,342	10.5	1,435,112	10.9
Single-family interim construction	350,112	2.8	326,575	2.5
Agricultural	82,278	0.7	85,014	0.6
Consumer	81,879	0.7	67,068	0.5
Total loans (4)	12,472,985	100.0%	13,158,742	100.0%
Deferred loan fees (4)	—		(10,037)
Allowance for credit losses	(150,281)		(87,820)
Total loans, net	$12,322,704		$13,060,885
____________
(1) Includes mortgage warehouse purchase loans of $977,800 and $1,453,797 at September 30, 2021 and December 31, 2020, respectively.
(2) Includes SBA PPP loans of $243,919 with net deferred loan fees of $6,521 at September 30, 2021 and $804,397 at December 31, 2020.
(3) Includes loans held for sale of $31,471 and $82,647 at September 30, 2021 and December 31, 2020, respectively.
(4) Loan class amounts are shown at amortized cost, net of deferred loan fees of $11,336 in accordance with CECL at September 30, 2021 and shown at recorded investment at December 31, 2020.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$128,645	$129,297	$129,729	$132,826	$132,007
Unexpected income recognized on credit impaired acquired loans (1)		—	—	—	(579)	(1,294)
Adjusted Net Interest Income	(b)	128,645	129,297	129,729	132,247	130,713
Provision Expense - Reported	(c)	—	(6,500)	(2,500)	3,871	7,620
Noninterest Income - Reported	(d)	16,896	15,926	18,609	19,912	25,165
(Gain) loss on sale of loans		—	(26)	—	291	—
(Gain) loss on sale of other real estate		(63)	—	—	73	—
Loss (gain) on sale and disposal of premises and equipment		41	13	7	(59)	(34)
Recoveries on loans charged off prior to acquisition		(21)	(204)	(129)	(450)	(138)
Adjusted Noninterest Income	(e)	16,853	15,709	18,487	19,767	24,993
Noninterest Expense - Reported	(f)	80,572	78,013	75,113	75,227	73,409
OREO impairment		—	—	—	—	(46)
Impairment of assets		(115)	—	(9)	—	(336)
COVID-19 expense (2)		—	—	—	(61)	(141)
Acquisition expense (3)		(214)	(217)	(244)	(326)	(316)
Adjusted Noninterest Expense	(g)	80,243	77,796	74,860	74,840	72,570
Income Tax Expense - Reported	(h)	12,629	15,467	15,745	15,366	16,068
Net Income - Reported	(a) - (c) + (d) - (f) - (h) = (i)	52,340	58,243	59,980	58,274	60,075
Adjusted Net Income (4)	(b) - (c) + (e) - (g) = (j)	$52,570	$58,243	$60,084	$58,007	$59,580

ADJUSTED PROFITABILITY
Total Average Assets	(k)	$18,766,344	$18,283,775	$17,787,862	$17,252,111	$16,713,895
Total Average Stockholders' Equity	(l)	$2,563,986	$2,520,003	$2,487,010	$2,496,318	$2,457,423
Total Average Tangible Stockholders' Equity (5)	(m)	$1,490,259	$1,443,130	$1,407,016	$1,413,167	$1,371,094
Reported Return on Average Assets	(i) / (k)	1.11%	1.28%	1.37%	1.34%	1.43%
Reported Return on Average Equity	(i) / (l)	8.10%	9.27%	9.78%	9.29%	9.73%
Reported Return on Average Tangible Equity	(i) / (m)	13.93%	16.19%	17.29%	16.40%	17.43%
Adjusted Return on Average Assets (6)	(j) / (k)	1.11%	1.28%	1.37%	1.34%	1.42%
Adjusted Return on Average Equity (6)	(j) / (l)	8.13%	9.27%	9.80%	9.24%	9.65%
Adjusted Return on Tangible Equity (6)	(j) / (m)	14.00%	16.19%	17.32%	16.33%	17.29%

EFFICIENCY RATIO
Amortization of other intangible assets	(n)	$3,145	$3,145	$3,145	$3,145	$3,175
Reported Efficiency Ratio	(f - n) / (a + d)	53.20%	51.55%	48.52%	47.19%	44.69%
Adjusted Efficiency Ratio	(g - n) / (b + e)	52.99%	51.48%	48.39%	47.16%	44.57%

____________
(1) Prior to the adoption of CECL, unexpected income on purchase credit impaired loans was deducted from adjusted income.
(2) COVID-19 expense includes expenses such as employee's premium pay, personal protection and cleaning supplies, remote work equipment, advertising and communications, and community support/donations.
(3) Acquisition expenses include $214, $217, $244, $326 and $269 of compensation related expenses in addition to $0, $0, $0, $0 and $47 of merger-related expenses for the quarters ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020, respectively.
(4) Assumes an adjusted effective tax rate of 19.4%, 21.0%, 20.8%, 20.9%, and 21.1% for the quarters ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020, respectively.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2021 and December 31, 2020
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio
	September 30,	December 31,
	2021	2020
Tangible Common Equity
Total common stockholders' equity	$2,566,693	$2,515,371
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(78,635)	(88,070)
Tangible common equity	$1,494,037	$1,433,280

Tangible Assets
Total assets	$18,918,225	$17,753,476
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(78,635)	(88,070)
Tangible assets	$17,845,569	$16,671,385
Common shares outstanding	42,941,715	43,137,104
Tangible common equity to tangible assets	8.37%	8.60%
Book value per common share	$59.77	$58.31
Tangible book value per common share	34.79	33.23